Exhibit 3.1
SUN COMMUNITIES, INC.
ARTICLES OF AMENDMENT

Sun Communities, Inc., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”), that:

FIRST:  The charter of the Corporation is hereby amended by increasing the number of authorized shares of common stock from 90,000,000 to 180,000,000, and by increasing the number of authorized shares of preferred stock from 10,000,000 to 20,000,000, and from and after the acceptance of these Articles of Amendment by the SDAT, Article V, Section 1 of the charter is deleted in its entirety and replaced with the following:

“Section 1. Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 200,000,000 shares, of which 180,000,000 shares are shares of Common Stock, $0.01 par value per share (“Common Stock”), and 20,000,000 shares are shares of Preferred Stock, $0.01 par value per share ("Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $2,000,000.”

SECOND:  The Board of Directors of the Corporation, pursuant to and in accordance with the charter and Bylaws of the Corporation and the Maryland General Corporation Law (the “MGCL”), duly advised the foregoing amendments and the stockholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the charter and bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

THIRD: (a)     As of immediately before the foregoing amendment to the Corporation’s charter, the total number of shares of capital stock of all classes that the Corporation has authority to issue is 100,000,000 shares, consisting of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

(b)        As of immediately following the foregoing amendment to the Corporation’s charter, the total number of shares of capital stock of all classes that the Corporation has authority to issue is 200,000,000 shares, consisting of 180,000,000 shares of common stock, par value $0.01 per share, and  20,000,000 shares of preferred stock, par value $0.01 per share.

(c)        The aggregate par value of all authorized shares having a par value is $1,000,000.00 as of immediately before the foregoing amendment and $2,000,000 as of immediately following the foregoing amendment.

(d)         The shares of the Corporation’s capital stock are divided into classes, but the descriptions of each class of the Corporation’s capital stock are not changed by the foregoing amendment.

FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts set forth herein which are required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of July 22, 2015.

SUN COMMUNITIES, INC.

By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

ATTEST:

/s/ Karen J. Dearing
Karen J. Dearing, Secretary